UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2019

GRAF INDUSTRIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 Vintage Park Blvd., Suite W-22

Houston, Texas 77070

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 515-3517

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock and one redeemable warrant	GRAF.U	The New York Stock Exchange
Common stock, $0.0001 par value per share	GRAF	The New York Stock Exchange
Warrants, each exercisable for one-half of one share of common stock	GRAF WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2019, the board of directors (the “Board”) of Graf Industrial Corp. (the “Company”) elected Julie J. Levenson to the Board as a Class I director, with a term expiring at the first annual meeting of the stockholders of the Company, or until her successor is duly elected and qualified or her earlier death, resignation or removal. The Board appointed Ms. Levenson, who was determined to be an “independent director” as defined in the applicable rules of the New York Stock Exchange (the “NYSE”), to serve as a member of the audit committee of the Board (the “Audit Committee”). In connection with Ms. Levenson’s appointment and to facilitate the Company’s compliance with the applicable Board independence and committee composition rules of the NYSE, Michael Dee resigned as a member of the Audit Committee, Kevin Starke resigned as a member of the compensation committee of the Board (the “Compensation Committee”) and James A. Graf resigned as a member of the Board. Mr. Graf will remain in his management leadership position as Chief Executive Officer of the Company and will serve as a Board observer. As a result, the Audit Committee is presently comprised of Mr. Keith Abell, Ms. Sabrina McKee and Ms. Levenson, with Mr. Abell serving as its chair, the Compensation Committee is presently comprised of Mr. Abell and Ms. McKee, with Ms. McKee serving as its chair, and the nominating and corporate governance committee of the Board is presently comprised of Mr. Abell and Ms. McKee, with Ms. McKee serving as its chair.

Ms. Levenson is a capital markets and mergers and acquisitions advisory professional with over 30 years of experience, with particular experience in equity private placements for both private and public companies. Ms. Levenson has been a partner and co-founder at La Honda Advisors LLC, an investment bank based in Menlo Park, California, since 2012. Previously, Ms. Levenson was a senior advisor at PGP Capital Advisors from 2011 to 2012, managing director and head of the private placement group at Cowen and Company from 2007 to 2011, managing director and co-head of the private finance group at Houlihan Lokey Howard & Zukin from 2003 to 2007, senior managing director and head of the private equity placements / strategic finance group at Bear Stearns from 2003 to 2004, managing director and head of west coast / technology private placements at Merrill Lynch from 1999 to 2002, served in various positions including director in private equity placements and equity capital markets at Smith Barney and Salomon Smith Barney from 1994 to 1999, and assistant director in corporate development at Paramount Communications from 1993 to 1994. She began her investment banking career as an associate at Morgan Stanley from 1990 to 1993. Ms. Levenson received a Bachelor of Arts degree from Dartmouth College in 1984 and JD and MBA degrees from The Wharton School and the School of Law at the University of Pennsylvania in 1990. Ms. Levenson’s qualifications to serve on our board of directors include her extensive experience in the areas of financial advisory work, corporate finance, equity capital markets and private and public equity placements.

In connection with her appointment to the Board, Ms. Levenson entered into a letter agreement and an indemnity agreement on substantially the same terms as the forms thereof previously entered into by and between the Company and each of its other directors in connection with the Company’s initial public offering, which were previously filed as exhibits 10.1 and 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-227396) and are incorporated herein by reference. In addition, Graf Acquisition LLC, the Company’s sponsor, transferred 18,000 shares of common stock of the Company to Ms. Levenson at their original purchase price of $0.003 per share.

Ms. Levenson is not a party to any other arrangement or understanding with any person pursuant to which she was appointed as a director, nor is she a party to any transaction required to be disclosed under Item 404(a) of Regulation S-K involving the Company. There are no family relationships between Ms. Levenson and any of the Company’s other directors or executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAF INDUSTRIAL CORP.

	By:	/s/ James A. Graf
Name: James A. Graf
Title: Chief Executive Officer

Dated: October 23, 2019